Exhibit 99.1

                            FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Commends CDC for Revised HCV Testing Guidelines; Leading HCV Tests Available Through Monogram Biosciences, part of LabCorp's Specialty Testing Group

Burlington, NC, August 17, 2012 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announces its support for guidance issued today by the Centers for Disease Control and Prevention (CDC) that recommends hepatitis C virus (HCV) testing in all people born between 1945 and 1965. This guidance was first proposed in May and finalized this week after a period for open comments.
With baby boomers representing approximately 75% of people infected with HCV, LabCorp commends this guidance as an important step in identifying persons who could benefit from physician monitoring and treatment. About 75%-85% of patients with HCV progress to chronic HCV, with greater risk for further complications including cirrhosis and liver cancer. With the availability of new combination HCV therapies, earlier diagnosis and targeted treatment are expected to reduce HCV progression and the development of HCV-related diseases.
The final guidance recommends an initial screen using an FDA-approved antibody test. For any antibody results that are positive, the CDC recommends using an FDA-approved NAT - also called an HCV RNA test - to identify active infection. LabCorp offers test 144028 - “Hepatitis C Virus (HCV) Antibody with Reflex to Quantitative Real-Time PCR” using FDA-approved antibody and NAT tests to aid in the screening and follow up of those who are indicated for HCV evaluation, including baby boomers under this guidance. Any specimens found to be positive using the antibody test will automatically be tested using a quantitative HCV RNA test that will quantify the patient's HCV viral load.
“LabCorp has long been a leader in hepatitis testing and is proud to support this broader HCV screening initiative,” said Chris Petropoulos, PhD, LabCorp's Vice President of Monogram Research & Development. “Over the past two years, Monogram Biosciences, part of LabCorp's Specialty Testing Group, has been first to market with the IL28B polymorphism assay and HCV GenoSure® NS3/4A assay, two important prognostic tests to aid in therapy decisions. Furthermore, many new HCV therapies are currently in Phase II or Phase III trials, and LabCorp is working with a number of pharmaceutical companies as they move promising new HCV treatments closer to market.”
About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

###